Exhibit 10.3
CONSENT AND AGREEMENT OF THE HOLDERS OF
SERIES B CONVERTIBLE PREFERRED STOCK OF
JDA SOFTWARE GROUP, INC.
     THIS CONSENT AND AGREEMENT (this “Consent”) is made as of August 10, 2008, by and among (i) JDA SOFTWARE GROUP, INC., a Delaware corporation (the “Company”), and (ii) THOMA CRESSEY FUND VII, L.P. (“T. C. Fund”) and THOMA CRESSEY FRIENDS FUND VII, L.P. (together with T. C. Fund, the “Majority Holders”), with reference to the following facts:
     A. The Company and the Majority Holders entered into that certain Preferred Stock Purchase Agreement dated April 23, 2006 whereby the Majority Holders purchased from Company shares of the Company’s Series B Convertible Preferred Stock, par value $.01 per share (the “Series B Stock”) subject to the Certificate of Designation establishing the terms and relative rights of the Series B Stock filed with the Delaware Secretary of State on July 5, 2006, as corrected (the “Certificate of Designation”).
     B. The Majority Holders are the beneficial owners of a majority of the issued and outstanding shares of Series B Stock.
     C. The Company currently expects on or around the date hereof to enter into an Agreement and Plan of Merger (the “Merger Agreement”) relating to the proposed acquisition (the “Acquisition”) by merger of Iceberg Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) with and into i2 Technologies, Inc., a Delaware corporation (“i2”) and a Commitment Letter with certain lenders which contemplates a senior secured credit facility in an aggregate principal amount of up to $450,000,000 to finance the proposed Acquisition, the refinancing of certain of the Company’s existing debt and funding of working capital (the “Financing”).
     D. It is a condition to the Financing that the Series B Stock not be redeemable until the date at least six months after the maturity date of the Financing (the “Redemption Condition”).
     E. The Certificate of Designation provides that the Company not take certain actions related to the Acquisition and the Financing prior to obtaining the consent of the Majority Holders.
     F. The Company and the Majority Holders desire to (i) amend the Certificate of Designations to provide for, among other things, the Redemption Condition and (ii) consent to, among other things, the incurrence of Acquisition and the Financing.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Capitalized Terms. Capitalized terms used but not otherwise defined in this Consent shall have the meanings ascribed to such terms in the Certificate of Designation.
2. Certificate of Designation Amendment. The Company and the Majority Holders hereby agree to and consent to the amendment of the Certificate of Designations in substantially the form attached hereto as Exhibit A (the “Amendment”) to be effective upon the Closing (as defined in the Merger Agreement) of the Acquisition, providing for, among other things, the Redemption Condition.

3. Consents. Each Majority Holder hereby consents to:
          (a) The filing of the Amendment;
          (b) The Acquisition, including, but not limited to, the consummation by Merger Sub of its merger with and into i2, with i2 surviving such merger as contemplated by the Acquisition and all other transactions and agreements contemplated by the Acquisition;
          (c) The Financing;
          (d) The Amendment, including the filing of the Amendment with the Secretary of State of Delaware; and
          (e) This Consent.
4. Subsequent Transactions. In the event the Company seeks third-party financing to facilitate or accomplish one or more strategic transactions and requests an extension of the September 6, 2017 date reflected in the Amendment, the Majority Holders agree to consider in good faith such extension on substantially similar terms to those reflected in the Amendment, and to engage in good faith negotiations with the Company regarding any future amendment, waiver or modification of the Certificate of Designations necessary or advisable in connection with such third-party financing.
5. Miscellaneous Provisions.
          (f) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Consent shall be effective against any party unless it shall be in writing and signed by the Company and the Majority Holders.
          (g) Governing Law. This Consent shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
          (h) Cooperation. The Majority Holders agree to cooperate with the Company and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Company to evidence or reflect the transactions contemplated by this Consent and to carry out the intent and purpose of this Consent.
          (i) Severability. If any provision of this Consent is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Consent will remain in full force and effect. Any provision of this Consent held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
          (j) Counterparts. This Consent may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart. The exchange of copies of this Consent and of signatures pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Consent as to the parties. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
          (k) Successor and Assigns. This Consent shall bind and inure to the benefit of the parties hereto and each of their successors and permitted assigns, but neither this Consent nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto, and any attempted assignment without such consent shall be null and void.
          (l) Authority. Each party represents and warrants to the other that it is duly authorized to enter into this Consent and perform its obligations without the consent or approval of any other party and that the person signing on its behalf is duly authorized to sign on behalf of such party.
[Signature Page to follows.]

     IN WITNESS WHEREOF, the parties have executed this Consent as of the date first above written.

COMPANY:

JDA SOFTWARE GROUP, INC.

By:
Hamish N. Brewer
President and Chief Executive Officer

MAJORITY HOLDERS:

THOMA CRESSEY FUND VII, L.P.

By: TC Partners VII, L.P.
Its: General Partner

By: Thoma Cressey Equity Partners, Inc.
Its: General Partner

By:
Its:

THOMA CRESSEY FRIENDS FUND VII, L.P.

By: TC Partners VII, L.P.
Its: General Partner

By: Thoma Cressey Equity Partners, Inc.
Its: General Partner

By:
Its:

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF DESIGNATIONS OF
THE RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
JDA SOFTWARE GROUP, INC.
     JDA Software Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. Sections 3A and 3B of the Corporation’s Certificate of Designations of the Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock (the “Series B Certificate of Designations”) are hereby amended and restated in their entirety to read as follows:
     “3A. Scheduled Redemption. At any time after September 6, 2013, any holder of Shares may demand redemption of all or any part of the Shares then held by such holder. Holders may exercise such redemption right by giving written notice to the Corporation of such election not more than 60 days and not less than 15 days prior to the date on which such redemption is to be made. Unless the redemption of such Shares is prohibited under any outstanding Funded Debt arrangement, upon such holders’ redemption election pursuant to this Section 3A, the Corporation shall be obligated to redeem such Shares on the date specified in such notice at a price per Share equal to the Cash Redemption Price. If the redemption of such Shares is prohibited under any outstanding Funded Debt arrangement, the Corporation shall redeem the Shares specified in such notice as soon as practicable following termination of such prohibition, which in any case and regardless of any prohibition under any outstanding Funded Debt arrangement shall be no later than September 6, 2017, at a price per Share equal to the Cash Redemption Price. Notwithstanding anything to the contrary herein, if a holder of Shares provides a redemption notice pursuant to this Section 3A any time after September 6, 2017, the Corporation shall be required to redeem such Shares specified in the notice on the date specified therein at a price per Share equal to the Cash Redemption Price regardless of any prohibition under any Funded Debt arrangements.
     3B. Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in cash equal to the Cash Redemption Price for such Redemption Date. If the Corporation is not prohibited under any Funded Debt arrangement, including the Senior Debt and if the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Cash Redemption Price of such Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.”
     2. Section 5A of the Series B Certificate of Designations is hereby amended and restated in its entirety to read as follows:
     “5A. Conversion at the Holder’s Option. At any time and from time to time, any holder of Series B Preferred may convert (without the payment of any additional consideration) all or any portion of the Series B Preferred (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by (i) the sum of (a) the number of Shares to be converted multiplied by $1,000 and (b) the accrued but unpaid Cash Dividend, if any then payable, divided by (ii) the Conversion Price then in effect.”
     3. The definition of “Cash Dividend” set forth below is hereby added to Section 12 of the Series B Certificate of Designations after the definition of “Affiliate”:
     “Cash Dividend” means a dividend accruing from any Measurement Date until earlier of (a) the date such Shares are redeemed pursuant to Section 3, (b) the next succeeding date whereon the Corporation is no longer prohibited under any Funded Debt from redeeming any Share, and (c) September 6, 2017, payable in cash by the Corporation in amount equal to twelve percent (12%) on an annual basis times the Liquidation Value plus all accrued and unpaid dividends pursuant to Section 1, compounding quarterly.
     4. The definition of “Cash Redemption Price” in Section 12 of the Series B Certificate of Designations is hereby amended and restated in its entirety to read as follows:
     “Cash Redemption Price” of any Share as of any date of determination means the Liquidation Value thereof plus all accrued and unpaid dividends thereon, and, in the case that the Corporation is prohibited under any Funded Debt arrangement from redeeming the Shares pursuant to Section 3A, the Cash Redemption Price shall be the sum of the Liquidation Value of any Share as of any date of determination, all accrued and unpaid dividends thereon, and the Cash Dividend.
     5. The definition of “Measurement Date” set forth the below is hereby added to Section 12 of the Series B Certificate of Designations after the definition of “Material Adverse Effect”:
     “Measurement Date” any date on or after September 6, 2013 whereon the Corporation is prohibited by any Funded Debt arrangement from redeeming any Share.
     6. The definition of “Senior Debt” in Section 12 of the Series B Certificate of Designations is hereby amended and restated in its entirety to read as follows:
     ““Senior Debt” means (a) the Credit Agreement, dated                     , 2008, by and among the Corporation, the Lenders identified therein, Credit Suisse, as Administrative Agent and Collateral Agent, Wachovia Capital Markets, LLC as Syndication Agent, Credit Suisse Securities (USA) LLC and Wachovia Capital Markets, LLC, as joint bookrunners and lead arrangers, and the other agents party thereto, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, refinanced or waived from time to time (the “Credit Agreement”) and (b) all obligations thereunder or with respect thereto.”
     7. The foregoing amendments of the Series B Certificate of Designations have been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 151(g) and 228 of the General Corporation Law of the State of Delaware.
     This amendment to the Series B Certificate of Designations shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.
[Signature page follows.]

     IN WITNESS WHEREOF, JDA Software Group, Inc. has caused this Certificate of Amendment to be signed by Hamish N. Brewer, President and Chief Executive Officer, this                     day of                                         , 2008.

JDA SOFTWARE GROUP, INC.

By:

Hamish N. Brewer
President and Chief Executive Officer